Exhibit 99.1

Press Release

January 26, 2010

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2009

LCNB Corp. today reported higher earnings for 2009 and increases in loans, deposits, and capital, despite a challenging economic environment.  Net income available to common shareholders for the three and twelve months ended December 31, 2009, was $1,726,000 ($0.26 basic and $0.25 diluted earnings per share) and $6,658,000 ($1.00 basic and $0.99 diluted earnings per share), respectively.  This compares to $1,667,000 ($0.25 basic and diluted earnings per share) and $6,603,000 ($0.99 basic and diluted earnings per share) for the same three and twelve month periods in 2008.  The increases in earnings resulted primarily from increases in net interest income and, to a lesser extent, an increase in non-interest income.  These increases were partially offset by increases in the provision for loan losses and non-interest expense.

Significantly affecting net income for the 2009 periods were industry-wide increases in FDIC premium expense and increases in the provision for loan losses.  FDIC premiums expensed during the three and twelve months ended December 31, 2009 totaled $345,000 and $1,271,000, respectively, compared to $23,000 and $75,000 for the comparable periods in 2008.  The provision for loan losses for the three and twelve month periods in 2009 were $430,000 and $1,400,000, respectively, compared to $298,000 and $620,000 for the same periods in 2008.  The increase in the provision for loan losses reflects increased loan delinquencies and net charge-offs, and deteriorating economic conditions.

Current economic conditions have contributed to an increase in loan delinquencies, however LCNB’s loan portfolio continues to benefit from responsible underwriting and lending practices.  Net charge-offs for 2009 and 2008 totaled $870,000 and $620,000, respectively.  Non-accrual loans and loans past due 90 days or more and still accruing interest totaled $3,864,000 or 0.84% of total loans at December 31, 2009, compared to $3,087,000 or 0.68% of total loans at December 31, 2008.  Other real estate owned (which includes property acquired through foreclosure or deed-in-lieu of foreclosure and also includes property deemed to be in-substance foreclosed) and other repossessed assets totaled approximately $2,470,000 at December 31, 2009, compared to $89,000 at December 31, 2008.

Net interest income for the three and twelve months ended December 31, 2009 increased $1,023,000 and $3,866,000, respectively, over the comparative periods in 2008 primarily due to growth in interest-earning assets and a reduction in general market rates.  Non-interest income for the three and twelve months ended December 31, 2009 increased $232,000 and $319,000, respectively, primarily due to increases in check card fee income, bank owned life insurance income, net gains from residential mortgage loan sales, and net gains from sales of investment securities.  These increases were partially offset by decreases in overdraft fee income.

The increases in net interest income and non-interest income were partially offset by increases of $278,000 and $2,181,000 in non-interest expense for the three and twelve months ended December 31, 2009, respectively, and the previously discussed increases in the provision for loan losses.  In addition to the increase in FDIC premium expense, the increase in non-interest expense was primarily due to increased salaries and wages resulting from annual increases and an increase in the number of employees.  The twelve-month increase in non-interest expense was also due to a $722,000 one-time, non-recurring pension-related charge in the first quarter 2009.  Increases in non-interest expenses were partially offset by a decrease in retirement plan costs and a decrease in amortization of intangible assets.  The decrease in amortization of intangible assets was due to the amortization in full during 2008 of intangibles related to the purchase of three offices from another bank in 1997.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are LCNB National Bank, with 25 offices located in Warren, Butler, Montgomery, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.  Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB disclaims any intent or obligation to update such forward-looking statements.   LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.